Exhibit 99.1

ARTICLES OF AMENDMENT

1.	The name of the corporation is Aetna Inc. and the address of the current registered office of the corporation is 980 Jolly Road, Blue Bell, PA 19422 (which is located in Montgomery County).

2.	The statute under which the corporation was originally incorporated was the Business Corporation Law of 1933, act of May 5, 1933 (P.L. 364, No. 106), as amended, and the corporation is now incorporated under the Business Corporation Law of 1988, 15 Pa.C.S. § 1101, et seq. The date of its incorporation is December 20, 1982.

3.	The amendments shall be effective upon the filing of these articles of amendment.

4.	The amendments were adopted by the required vote of the directors of the corporation pursuant to 15 Pa.C.S. § 1914(c) and the applicable requirements of the Amended and Restated Articles of Incorporation of the corporation.

5.	The amendments adopted by the corporation are set forth in Exhibit A attached hereto and made a part hereof.

     IN WITNESS WHEREOF, the undersigned corporation has caused these articles of amendment to be signed by a duly authorized officer thereof on March 11, 2005.

Aetna Inc.

By:	/s/ William J. Casazza

Name:	William J. Casazza
Title:	Senior Vice President and
Corporate Secretary

Exhibit A

VOTED:	That pursuant to § 1914(c)(3)(iii)(A) of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), in connection with effectuating the Stock Distribution of the Common Stock, the Company’s Amended and Restated Articles of Incorporation (the “Articles”) are hereby amended as follows to increase the authorized number of shares of Common Stock in the same proportion that the shares of Common Stock to be distributed in the Stock Distribution will increase the issued number of shares of Common Stock:

•	Subsection (a) of Section I. GENERAL PROVISIONS of Article 4. Capitalization of the Articles shall be amended to read in its entirety as follows:

“(a) Authorized Shares. The Corporation shall have the authority to issue 1,554,817,499 shares, par value $.01 per share.”

•	Subsection (a) of Section II. CLASS A VOTING PREFERRED SHARES of Article 4. Capitalization of the Articles shall be amended to read in its entirety as follows:

“(a) Authorized Shares. Of the 1,554,817,499 shares that the Corporation is authorized to issue, 7,625,000 shares are hereby designated Class A Voting Preferred Shares, which shares shall constitute a single class with the terms, limitations and relative rights and preferences set forth in this Section II. The Board of Directors shall not have the authority to decrease the number of authorized Class A Voting Preferred Shares.”

•	Subsection (a) of Section III. COMMON SHARES of Article 4. Capitalization of the Articles shall be amended to read in its entirety as follows:

“(a) Authorized Shares. Of the 1,554,817,499 shares that the Corporation is authorized to issue, 1,459,384,998 shares are hereby designated Common Shares, which shares shall constitute a single class with the terms set forth in this Section III.”

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